SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: September 30, 2002 (Date of earliest event reported)
JOHN DEERE CAPITAL CORPORATION
(Exact name of registrant as specified in charter)
DELAWARE (State or other jurisdiction of incorporation)
1-6458 (Commission File Number)
36-2386361 (IRS Employer Identification No.)
1 East First Street Suite 600 Reno, Nevada 89501 (Address of principal executive offices and zip code)
(775)786-5527 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

     Deere & Company today announced further steps to align its capital structure and incentives with its goals to reduce asset intensity. In the last month, John Deere Finance S.A. (JDF), a unit of John Deere Capital Corporation (JDCC), purchased from Deere & Company's equipment operations the equivalent of approximately $180 million of wholesale/trade receivables originated in the United Kingdom and in Germany. In future periods, JDF anticipates completing purchases of trade receivables originated in other European countries, which, together with the United Kingdom and German receivables, are expected to total the equivalent of about $300 million to $500 million. This move mirrors a similar arrangement in the U.S. that Deere announced last year. A significant portion of newly originated trade receivables from these European countries will be sold to JDF on an ongoing basis thereafter. Initially, these purchases will be financed by a combination of retained earnings and the issuance of short-term debt. Deere & Company's equipment operations will compensate JDF for the cost of owning and carrying these receivables, including a market-based return on equity.

While these actions will have a negligible effect on Deere & Company's consolidated net income, they will, in the coming years, modestly shift income from its equipment operations to JDCC.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

JOHN DEERE CAPITAL CORPORATION

	By:	/s/ James H. Becht James H. Becht Secretary

Dated: September 30, 2002